EXHIBIT 10.69

SPLIT DOLLAR COLLATERAL ASSIGNMENT AGREEMENT

This AGREEMENT made this 19th day of February, 1999, by and between National Commerce Bancorporation, a Tennessee corporation (hereinafter “the Corporation”) and William R. Reed, Jr. (hereinafter “the Employee”),

WHEREAS, the Employee is currently a valued employee of the Employer and the Employer wishes to assist the Employee with his/her personal life insurance program and the Employee desires to accept such assistance:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties as follows:

Part I – Individual Life Insurance Agreement

1.	Application for Insurance The Employee will apply to MONY Life Insurance Company (hereinafter called “the Insurer”) for a policy of life insurance on his/her life that provides a death benefit of $500,000.

2.	Ownership of Insurance The Employee shall be the owner of the Policy and the Employee may exercise all rights of ownership with respect to the policy except as otherwise provided in this Agreement.

3.	Payment of Premiums on Policy The total premium cost of the Plan is paid by National Commerce Bancorporation.

4.	Employee’s Obligation to Corporation The Employee shall be obligated to repay to the Corporation the aggregate amount which the Corporation pays on behalf of the Employee under Section 3 of this Agreement. This obligation of the Employee to the Corporation shall be payable as provided in Sections 8 and 10 of this Agreement.

5.	Collateral Assignment of Policy Part II of this Agreement provides for an assignment of the Policy (hereinafter “the Collateral Assignment”) to the Corporation to secure the Employee’s obligation under Section 4.

6.	Surrender or Termination of Policy While this Agreement is in force and effect, the Employee will not sell, surrender or terminate the Policy without the Corporation’s consent.

7.	Assignment of Employee’s Interest In the Event the Employee transfers his/her rights in the Policy (other than rights assigned to the Corporation pursuant to this Agreement), then all of the Employee’s rights in the Policy and this Agreement shall pass to his/her transferee (subject to the terms of this Agreement), and the Employee shall have no further rights in the Policy or this Agreement.

SPLIT DOLLAR COLLATERAL ASSIGNMENT AGREEMENT

8.	Death Claims

a.	If the Employee dies while this Agreement is in effect, the beneficiary or beneficiaries named by the Employee shall be entitled to receive a death benefit of $500,000.

b.	If the Employee dies while this Agreement is in effect, the Corporation shall be entitled to receive the amount of death benefits provided under the Policy in excess of the amount payable to the Employee’s beneficiaries under paragraph (a) of this Section 8. The Employee understands that the amount received by the Corporation under this paragraph (b) may be less than or exceed the amount which the Corporation paid on behalf of the Employee under Section 3 of this Agreement. The receipt of this amount by the Corporation shall satisfy the Employee’s obligation under Section 4 of this Agreement.

9.	Termination of Agreement This Agreement may terminate on the occurrence of any of the following events:

a.	The Employee’s retirement from this Corporation, or, the later of the attainment, of age 65 (in some cases later) of the Employee.

b.	The Employee’s termination of employment from the Corporation.

c.	Either party’s submission of written notice to the other party, of intent to terminate Part I of this Agreement.

d.	The discontinuance by the Corporation, for any reason, of premium payments required under Section 3 of this Agreement.

10.	Disposition of Policy on Termination of Agreement If this Agreement is terminated under Section 9 of this Agreement, then the Employee shall have thirty days in which to repay the Corporation the aggregate amounts paid by the Corporation under Section 3 above. However, the Employee’s obligation to repay the Corporation shall not exceed the cash surrender value of the policy at the time this Agreement is terminated. Upon payment in full by the Employee, the Corporation shall execute all documents required by the Insurer to release the Collateral Assignment of the Policy. If the Employee does not repay such amounts, the Corporation may enforce any rights which it has under the Collateral Assignment of the Policy.

SPLIT DOLLAR COLLATERAL ASSIGNMENT AGREEMENT

11.	Insurance Company Not a Party The Insurer:

a.	shall not be deemed to be a party to this Agreement for any purpose nor be in any way responsible for its validity; and

b.	shall have no liability except as set forth in the Policy and in any assignment of the Policy filed with it.

Part II – Assignment of Life Insurance Policy as Collateral

1.	In return for the premium payments made by the Corporation as set forth in Section 3 of Part I hereof, the Employee hereby assigns to the Corporation, its successors and assigns, the Policy issued by the Insurer upon the life of the Employee and all rights thereunder (except as provided in Section 3 of Part II below), subject to all the terms and conditions of the policy and to all superior liens, if any, which the Insurer’s may have against the Policy.

2.	The Employee and the Corporation agree that the following specific rights are included in this Agreement and Collateral Assignment:

a.	The sole right to collect from the Insurer the net proceeds of the Policy when it becomes a claim by death or maturity;

b.	The sole right to surrender the Policy and receive the surrender value thereof at any time provided by the terms of the Policy and at such other times as the Insurer may allow; and

c.	The sole right to collect and receive all distributions made under the Policy, and to exercise any and all options contained in the Policy with respect to the distributions; unless and until the Corporation notifies the Insurer in writing to the contrary, the distributions or shares of surplus, dividend deposits and additions shall continue on the Policy in force at the time of this assignment; and

d.	The sole right to direct investment allocations under the policy.

3.	It is agreed that the following specific rights, so long as the Policy has not been surrendered, are reserved and excluded from this Agreement and Collateral Assignment.

a.	The right to designate any change in beneficiary; and

b.	The right to elect any optional form of settlement permitted by the Policy or allowed by the Insurer.

Any designation or change of beneficiary or election of a form of settlement shall be made subject to this Agreement and Collateral Assignment and to the rights of the Corporation under this Agreement.

COLLATERAL ASSIGNMENT AGREEMENT

4.	This Collateral Assignment is made and the Policy is to be held as collateral security for any and all liabilities of the Employee to the Corporation arising under this Agreement.

5.	The Corporation covenants and agrees with the Employee as follows:

a.	That the Corporation will not exercise the right to surrender the Policy until there has been a failure to repay the Corporation the aggregate amounts paid by the Corporation under Section 3 of Part I of this Agreement within the thirty day period described in Section 10 of Part I of this Agreement, and

b.	That the Corporation will, upon request, forward without unreasonable delay to the Insurer the Policy for endorsement of any designation or change of beneficiary or any election of any optional form of settlement.

6.	The Employee declares that no proceedings in bankruptcy are pending against him/her and that his/her property is not subject to any assignment for the benefit of creditor.

Provisions Applicable to Parts I and II

A.	Amendment of Agreement This Agreement shall not be modified or amended except in writing and signed by the Corporation and the Employee. This Agreement shall be binding upon the heirs, administrators or executors and the successors and assigns to each party to this Agreement.

B.	State Law This Agreement shall be subject to and shall be construed under the laws of Tennessee.

National Commerce Bancorporation

By:	/S/

Title:	Secretary

EMPLOYEE

/s/ William R. Reed, Jr.

OWNER/TRUSTEE

/s/ William R. Reed, Jr.

EXCERPT FROM MINUTES OF THE MEETING OF THE COMPENSATION COMMITTEE OF

NATIONAL COMMERCE FINANCIAL CORPORATION

Management would like to end the split dollar insurance policies currently active for Bill Reed, David Popwell, Scott Edwards and Richard Furr. Due to Sarbanes-Oxley regulations, it is no longer feasible to continue the policies under their current terms. The Committee approved Management’s recommendation.